Exhibit 4.1
KHD Humboldt Wedag International Ltd.
(the “Company”)

Special Rights and Restrictions attached to the
Class B Common Shares

The rights and restrictions set out in this Schedule are made in addition to and do not alter or amend the special rights and restrictions set out in Article 22.1 of the Articles of the Company.

1. Voting Rights

Subject to applicable law and the conditions attaching to the Class B Common Shares (the “Class B Common
Shares”), the holders of the Class B Common Shares (the “Class B Common Shareholders”) shall be entitled to receive notice and to attend and vote at any meetings of shareholders of any class of common shares of the
Company.

2. Liquidation, Dissolution or Winding-Up

The Class B Common Shareholders shall be entitled, in the event of any distribution of the assets of the Company on the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or in the event of any other distribution of assets of the Company among its shareholders for the purpose of winding-up its affairs (a
“Liquidation Distribution”), to receive, before any Liquidation Distribution is made to the Common shareholders,
Class A Shareholders or any other shares of the Company ranking junior to the Class B Common Shares but after any prior rights of any preferred shares, the stated capital with respect to each Class B Common Share held by them, together with all declared and unpaid dividends (if any and if preferential) thereon, up to the date of such
Liquidation Distribution, and thereafter the Class B Common Shareholders shall rank pari passu with all other classes of common shares in connection with the Liquidation Distribution.

3. Pari Passu

Other than the priority to the stated capital with respect to each Class B Common Share held by a Class B Common
Shareholder, together with all declared and unpaid dividends thereon set out in section 2 above, the Class B Common Shares shall rank pari passu with all other classes of common shares.